Portman
Limited

ABN 22 007 871 892
22 February 2008	Level 11 The Quadrant
1 William Street
Perth 6000
Western Australia
	GPO Box W2017 Perth, 6001 Tel: Fax:	61 8 9426 3333 61 8 9426 3344

(4 pages in total)

The Announcements Officer
Australian Stock Exchange (Sydney) Limited
Level 10
20 Bond Street
SYDNEY NSW 2001

Electronically Lodged

Dear Sir

QUARTERLY AND ANNUAL EARNINGS FOR THE PERIOD ENDED 31 DECEMBER 2007

Please find attached Portman’s Quarterly and Annual Earnings for the period ended 31 December 2007.

Yours faithfully

/s/ C. M. Rainsford
C M Rainsford
Company Secretary

PORTMAN LIMITED

PORTMAN LIMITED

A.B.N. 22 007 871 892

QUARTERLY AND ANNUAL EARNINGS FOR THE PERIOD ENDED 31 DECEMBER 2007

PORTMAN LIMITED REPORTS FOURTH-QUARTER EARNINGS

Perth, WA – February 22, 2008 – Portman Limited (ASX: PMM) today reported a fourth-quarter 2007 unaudited net profit of $19.0 million or 10.81 cents per share. (All per-share amounts are “diluted.”). This compares with net profit of $32.8 million or 18.66 cents per share in the fourth quarter of 2006. Full year net profit for the year ending 31 December 2007 is $96.6 million or 55.00 cents per share compared with net profit of $115.4 million or 65.66 cents per share in 2006.

Following is a summary:

	(In Millions Except Per Share)
	Fourth Quarter		12 Months Ending
	2007	2006	2007	2006
Sales Tonnes (Mt)	1.9	2.3	8.1	7.4
Sales Revenue	$128.1	$144.9	$531.8	$482.7
Net profit before mark-to-market on hedging	$39.9	$45.4	$156.0	$161.2
Net profit before tax	$26.5	$46.8	$137.4	$164.3
Net profit after tax	$19.0	$32.8	$96.6	$115.4
Cents per share	10.81	18.66	55.00	65.66
Depreciation and amortisation	$2.8	$2.6	$20.7	$27.3
Capital additions (1)	$29.9	$10.0	$44.9	$43.2

(1)	There were $24.6 million and $4.3 million of non-cash additions at 31 December 2007 and 31 December 2006 respectively.

Fourth Quarter

The decrease in net profit after tax of $13.8 million was comprised of a $20.3 million decrease in pre-tax profit, net of $6.5 million decrease in income taxes. The pre-tax earnings decrease of $20.3 million was due primarily to:

•	unfavourable mark-to-market adjustment on the hedge book, $14.8 million reflecting the fair value movement in the time value of option based hedges;

•	an unfavourable favourable sales volume variance $11.6 million (net of cost of goods sold;

•	an appreciation in the Australian dollar relative to the US Dollar $8.2 million; and

•	increased price and spending on costs of goods sold $3.6 million which includes changeover costs relating to the new mining contractor.

These variances were partially offset by:

•	higher selling price, $13.7 million; and

•	a favourable sales mix of $3.0 million.

Year ending 31 December 2007

The decrease in net profit after tax of $18.7 million was comprised of a $26.9 million decrease in pre-tax profit, net of $8.2 million decrease in income taxes. The pre-tax earnings decrease of $26.9 million was due primarily to:

•	an appreciation in the Australian dollar relative to the US Dollar $40.9 million;

•	mark-to-market adjustment on the hedge book, unfavourable $21.7 million reflecting the fair value movement in the time value of option based hedges;

•	increased price and spending on costs of goods sold $25.9 million which includes changeover costs relating to the new mining contractor;

•	an unfavourable sales mix of $6.9 million; and

•	shipping and selling costs increased by $6.8 million primarily due to increased sales royalties and ship loading costs.

These variances were partially offset by:

•	higher selling price, $54.2 million; and

•	a favourable sales volume variance $19.5 million (net of cost of goods sold).

Although net profit before mark to market on hedging decreased slightly year on year, 2007 was a positive year for Portman due to the significant increase in tonnes sold from the Koolyanobbing operation. This is despite a cyclone in January causing delays at Esperance, two derailments during the year and some losses being incurred due to on going rail re-sleepering of the interstate line. In addition the changeover to a new mining contractor occurred with minimal disruption to mining operations.

Capital Expenditure

The Company’s 2007 capital expenditure program supporting process improvements and improved quality control totalled $44.9 million (which includes $20.3 million in finance leases relating to new mining equipment), which was funded from current cash flow. This is slightly lower than expected for the year due to the timing of delivery of the new mining equipment. Capital expenditure in 2006, which included the approved expansion to 8 million tonnes per annum, totalled $43.2 million.

Inventory

At 31 December 2007 Portman had 1.2 million tonnes of finished product inventory, 0.3 million tonnes higher than at 31 December 2006.

Liquidity

At 31 December 2007, Portman had $145.8 million of cash and cash equivalents and $51.1 million in held to maturity investments exceeding 90 days. At 31 December 2006, Portman had $123.6 million of cash and cash equivalents. The $73.3 million increase in liquid assets primarily reflects increased sales prices and sales volumes.

Pricing Outlook

There has been a reported settlement of a 65% increase in pricing for iron ore fines for 2008. Portman is incorporating this into its estimates for pricing projections for lump. However, negotiations are still underway and there may be changes to the pricing for fines. In addition, lump may settle at different pricing levels.

Outlook

Portman’s estimate of 2008 production is 7.9 million tonnes which includes 7.6 million from the Koolyanobbing operation. Portman’s estimate of 2008 sales is 8.0 million tonnes of which 7.7 million tonnes relates to the Koolyanobbing operation.

Portman expects revenues per tonne of approximately US$88 in 2008. This estimate assumes a 65% increase in the 2008 international settlement price for lump and fines, which, as stated above, is still subject to change.

Portman expects costs per tonne of approximately A$53 in 2008. This estimate includes an expanded A$25 million, or A$3 per tonne, exploration and evaluation program at the Company’s Koolyanobbing operations targeted at expanding Portman’s iron ore reserves in Western Australia.